U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 14, 2004



                             PACIFIC FUEL CELL CORP.
                             -----------------------
        (Exact name of small business issuer as specified in its charter)



         Nevada                        0-28031                 80-0043875
         ------                        -------                 ----------
State or other jurisdiction     Commission File Number     (IRS Employer ID No.)
     of incorporation)


                               131 N. Tustin Ave.
                                    Suite 100
                                   Tustin, CA
                                   ----------
                    (Address of principal executive offices)

                                      92780
                                      -----
                                   (Zip Code)


                                 (714) 564-1693
                                 --------------
                           (Issuer's Telephone Number)

Item 2.  Acquisition or Disposition of Assets

     In April, 2004, Pacific Fuel Cell Corp., a Nevada corporation ("PFCE"), PFCE Acquisition Corp, a Nevada corporation and a wholly owned subsidiary of PFC ("Sub"), and Cellfoods Corporation, a Nevada corporation ("Cellfoods "), entered into an Agreement and Plan of Merger whereby, subject to the conditions stated therein, at the effective time of the merger, Sub would merge with and into Cellfoods, which will survive as a wholly owned subsidiary of PFCE. Effective on or about May 17, 2003, this merger was consummated and PFCE acquired Cellfoods.

     Cellfoods is a development stage corporation that was organized in January 2003, engaged in the business of developing soybean powder for use in food preparation. Cellfoods had immaterial assets and liabilities as of March 31, 2004.

     Prior to the merger, Cellfoods completed a private placement with HEM Mutual Assurance LLC, Minneapolis, Minnesota, an accredited investor (as that term is defined under Rule 501, Regulation D, promulgated under the Securities Act of 1933, as amended) to issue up to $1,000,000 in aggregate principal amount of convertible debentures pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. These Debentures were originally issued by Cellfoods in two separate convertible debentures of $997,000 and $3,000, respectively (hereinafter referred to in the aggregate as the "Debentures"). As a result of the merger, PFCE has assumed the obligations and benefits of Cellfoods, including Cellfoods' obligations under the Debentures. This transaction was not fully described in the PFCE quarterly report on Form 10-QSB for the three months ended March 31, 2004, filed by PFCE on or about May 14, 2004, as the transaction described herein did not close until PFCE had already filed said report.

     The conversion price for the Debentures is the lesser of (a) the lesser of $0.75 and one hundred twenty-five percent (125%) of the average of the closing bid prices per share of the Common Stock during the five (5) Trading Days immediately preceding the Closing (as defined in the Purchase Agreement); and
(b) one hundred percent (100%) of the average of the five (5) lowest closing bid prices per share of the Common Stock during the forty (40) trading days immediately preceding the Conversion Date; provided, however, that the aggregate maximum number of shares of Common Stock that the First Debenture and Second Debenture may be converted into shall be Two Million (2,000,000) shares (the "Maximum Conversion"); and further provided, however, that upon the Maximum Conversion, PFCE shall (a) increase the Maximum Conversion or (a) redeem the unconverted amount of the First Debenture and Second Debenture in whole or in part at one hundred fifteen percent (115%) of the unconverted amount of such Debentures being redeemed plus accrued interest thereon. The conversion price and number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment for stock splits and combinations and other dilutive events. The Debentures may not be converted, however, if after conversion the holder would beneficially own more than 5% of PFCE's outstanding common stock, unless the holder waives this limitation by giving PFCE 75 days notice of the waiver.

     The Debentures bear interest at 1% per year and mature in five years. Interest is payable in cash or shares of common stock of PFCE at the option of the holders of the Debentures. PFCE has the right to redeem the debentures on 30 days notice, for 125% of the principal amount of the outstanding Debentures, plus accrued and unpaid interest.

     The foregoing description of the acquisition of Cellfoods, its private placement and the Debentures are qualified in their entirety by reference to the documents filed as exhibits to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired. The Registrant hereby undertakes to file an amendment to this Form 8-K within 60 days from the date this report is filed, which shall include audited financial statements of Cellfoods.

     (b) Pro forma financial statements. The Registrant hereby undertakes to file an amendment to this Form 8-K within 60 days from the date this report is filed, which shall include pro forma financial statements reflecting the acquisition of Cellfoods and related matters described above in Item 2.

     (c) Exhibits

Number    Exhibit
------    -------

2.1 Agreement and Plan of Merger, by and among Pacific Fuel Cell Corp., PFC Acquisition Corp. and Cellfoods Corporation

4.1 Convertible Debenture Purchase Agreement by and between Cellfoods Corporation. and HEM Mutual Assurance LLC.

4.2       Form of Debenture. in the principal amount of $997,000.

4.3       Form of  Debenture in the principal amount of $3,000.

99.2      Press Release of Pacific Fuel Cell Corporation Dated May 17, 2004.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         PACIFIC FUEL CELL CORP.
                                         (Registrant)

                                         Dated: May 18, 2004


                                         By:   s/George Suzuki
                                            ------------------------------------
                                            George Suzuki, President